Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our audit report on the consolidated financial statements for the years ended December 31, 2011, 2012 and 2013 dated August 7, 2014 and our review report on the condensed consolidated financial statements as of and for the nine months ended September 30, 2014 dated October 20, 2014 in the Registration Statement (Form F-1 No. 333-196521) of Cnova N.V. for the registration of its ordinary shares.

/s/ Ernst & Young Audit

Daniel Mary-Dauphin

Paris-La Défense

November 18, 2014